Exhibit 99.2

SHARE TRANSFER AGREEMENT

THIS SHARE TRANSFER AGREEMENT (this “Agreement”) is entered into on September 28, 2020 (the “Signing Date”) by and between:

(1)                                 PURPLE MOUNTAIN HOLDING LTD., an exempted company duly incorporated with limited liability under the Laws of the British Virgin Islands (the “Transferee”),

(2)                                 GOLDEN WISE INTERNATIONAL LIMITED, an exempted company duly incorporated with limited liability under the Laws of the British Virgin Islands (the “Transferor”), and

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.            The Transferee desires to acquire certain class A ordinary shares of X Financial (which is a public company duly incorporated under the Laws of the Cayman Islands, the “Company”) (the “Class A Ordinary Shares”) from the Transferor, and the Transferor desires to transfer such Class A Ordinary Shares to the Transferee, pursuant to the terms of this Agreement.

B.            The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             TRANSACTION

1.1          Transference of Class A Ordinary Shares.  Subject to the terms and conditions of this Agreement, the Transferor agrees to sell and transfer to the Transferee an aggregate number of 2,519,527 Class A Ordinary Shares as of the Closing (the “Transfer Shares”), and the Transferee agrees to accept such Transfer Shares (the “Transaction”). The Transferee shall pay the Transferor USD 784,832 for consideration (the “Purchase Price”).  The Parties hereby confirm that the Transaction is irrevocable.

1.2          Determination of the Purchase Price. The Parties agree that the Purchase Price is determined based on a “willing seller willing buyer” basis. The Parties hereby irrevocably and unconditionally acknowledge and confirm that they have agreed voluntarily to the Purchase Price without experiencing any undue force, duress, coercion, promise or otherwise.

1.3          Payment of the Purchase Price. Within five (5) business days after the Signing Date or the other day mutually agreed upon by the Parties, the Transferee shall pay the Purchase Price.

2.             CLOSING

2.1          Closing.  The consummation of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures on the date of the closing (the “Closing Date”), which shall be no later than October 10, or such other time and place as the Transferor and the Transferee shall mutually agree.

2.2          Closing Deliverables.  At the Closing Date, the Transferee shall cause the registered agent of the Company to update the register of members of the Company to reflect the Transferee’s ownership of the Transfer Shares, and cause the Company to deliver (i) to the Transferee a certified true copy of the Company’s updated register of members of the Company reflecting the Transferee’s ownership of the Transfer Shares, (ii), if required by the Transferee, to the Transferee a true copy of the share certificate representing the number of Transfer Shares transferred to the Transferee. The Transferor shall deliver to the Company or its registered agent its original share certificate for the purpose of cancellation. After the Closing, the Transferor shall no longer be the shareholder of the Company.

3.             REPRESENTATIONS, WARRANTIES AND RELEASES

3.1          Representations and Warranties of the Transferor.  The Transferor hereby represents and warrants to the Transferee that each of the statements set forth in this Section 3.1 (the “Transferor Representations and Warranties”) is true, correct and complete as of the Signing Date and will be true, correct and complete as of the Closing Date.

(i)            Valid Transference.  The Transferor is the sole and legal owner of the Transfer Shares. The Transfer Shares are free from all claims, liens, charges, pledges, mortgages, trust, security interests or restriction (whether on voting, sale, transfer, disposition, or otherwise), whether imposed by agreement, understanding, law, equity or otherwise and other encumbrances.

(ii)           Compliance.  The execution, delivery and performance of this Agreement by the Transferor does not violate any applicable laws of any governmental authority applicable to the Transferor, and does not violate or conflict any provision of the constitutional documents of the Transferor (if applicable).

(iii)          The Transferor shall have the right to dispose of and sell the Transfer Shares in accordance with the provisions set forth in this Agreement.

(iv)          The Transferor has all the necessary authorization and capacity to enter into and to perform its obligations under this Agreement. The execution and delivery by the Transferor of this Agreement, and the performance by the Transferor of its obligations hereunder will not result in (i) a breach of any contracts or documents to which the Transferor is a party or is otherwise bound, or (ii) a violation of any statutes, laws, regulations or orders to which the Transferor is subject.

(v)           No permit, authorization, order, consent or approval of or by, or any registration or filing with or notice to, any person (governmental or private) is required in connection with the execution, delivery and performance by the Transferor of this Agreement or the consummation by the Transferor of the transactions contemplated hereby, except as has been obtained by the Transferor as of the date hereof.

(vi)          The Transferor is willing to, and hereby does, forgo through the sale of the Transfer Shares the potential for future economic gain that might be realized from owning the Transfer Shares.  The Transferor acknowledges and agrees that the Purchase Price may not adequately reflect all available information.  Nevertheless, the Transferor is selling the Transfer Shares of the Transferor’s own free will with the full understanding of such potential mergers, acquisitions and liquidity events and the Transferor waives all rights, claims and other actions that it or he may have against the Transferee related to the sale of the Transfer Shares hereunder (other than claims related to the payment of the Purchase Price hereunder).

(vii)         To the Transferor’s knowledge, none of this Agreement or any other information delivered by the Transferor or any of its or his agents to the Transferee contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

3.2          Representations and Warranties of the Transferee.  The Transferee hereby represents and warrants to the Transferor that the representations and warranties set forth in this Section 3.2 (the “Transferee Representations and Warranties”) are true and correct as of the Signing Date and will be true and correct as of the Closing Date:

(i)            Due Organization.  The Transferee is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization.

(ii)           Authorization.  The Transferee has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations hereunder.  This Agreement has been duly authorized, executed and delivered by the Transferee.  This Agreement, when executed and delivered by the Transferee, will constitute valid and legally binding obligations of it, enforceable against it in accordance with its terms.

3.3          Mutual Releases. The Parties do hereby mutually remise, release and forever discharge one another and their respective administrators, executors, representatives, successors and assigns, from any and all actions, causes of action, suits, debts, accounts, covenants, disputes, agreements, promises, damages, judgments, executions, claims, and demands whatsoever in law or in equity that they ever had, now has, or that they or their administrators, executors, representatives, successors and assigns hereafter can or may have, by reason of any act, omission, matter, cause or thing whatsoever occurring prior to the execution of this Agreement, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, in connection with or arising out of the Transaction, the Transferor’s past ownership of the Transfer Shares, and/or the service by a representative of the Transferor on the board of directors of the Company.

4.             MISCELLANEOUS

4.1          Governing Law. This Agreement shall be governed by and construed under the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

4.2          Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.  The number of arbitrators shall be three (3). The arbitration proceedings shall be conducted in English.

4.3          Taxation and Expenses. Any taxes and expenses in connection with the Transaction under any applicable laws shall be borne by the Company.

4.4          Successors and Assigns.   Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of all the Parties.

4.5          Severability.   In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable laws in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law.

4.6          Further Acts, Instruments. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

4.7          Waiver and Amendment.  This Agreement may only be amended or modified with an instrument in writing signed by all the Parties.

4.8          Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

4.9          Counterparts. This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Facsimile and e-mailed copies of signatures (including the copies of signatures executed in PDF format) shall be deemed to be originals for purposes of the effectiveness of this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

TRANSFEROR:

GOLDEN WISE INTERNATIONAL LIMITED

By:	/s/ Haihong Zhuang
Name: Haihong Zhuang
Title: Authorized Signatory

X Financial - Signature Page to Share Transfer Agreement

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

TRANSFEREE:

PURPLE MOUNTAIN HOLDING LTD.

By:	/s/ Yue Tang
Name: Yue Tang
Title: Authorized Signatory

X Financial - Signature Page to Share Transfer Agreement